Exhibit 3.5(b)

AMENDED CHARTER FOR THE

COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

OF

NEWCARDIO, INC.

As of February 23, 2010

PURPOSE:

The purpose of the Compensation Committee of the Board of Directors (the “Board”) of NewCardio, Inc. (the “Company”) shall be to:

•	oversee the Company’s compensation policies, plans and benefits programs;

•
assist the Board in discharging its responsibilities relating to (i) oversight of the compensation of the Company’s Chief Executive Officer (the “CEO”) and other executive officers (including officers who would report if required under Section 16 of the Securities Exchange Act of 1934), and (ii) approving and evaluating the executive officer compensation plans, policies and programs of the Company;

•	make recommendations to the Board with respect to Board compensation; and

•	assist the Board in administering the Company’s equity compensation plans for its employees.

The compensation programs for the Company’s executive officers shall be (i) designed to attract, motivate and retain talented executives responsible for the success of the Company, (ii) determined within a competitive framework and (iii) based on the achievement of the Company’s overall financial results, individual contributions and a compensation philosophy of “pay for performance”.

In furtherance of these purposes, the Compensation Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

MEMBERSHIP:

The Compensation Committee members shall be appointed by, and shall serve at the discretion of, the Board.  The Compensation Committee shall consist of no fewer than two members of the Board.  The Board may designate one member of the Compensation Committee as its chair.  The Compensation Committee may form and delegate authority to subcommittees when appropriate.  Members of the Compensation Committee must meet the following criteria:

•	the independence requirements of the Nasdaq Stock Market, Inc. Listing Rules (the “Nasdaq Rules”) (including the 5000 series), and (ii) the rules of the SEC (including Rule 10A-3);

•	the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended; and

•	the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

RESPONSIBILITIES AND DUTIES:

The responsibilities and duties of the Compensation Committee shall include:

Executive, Director and Other Compensation

•
Annually reviewing and approving for the CEO and the executive officers of the Company: (i) the annual base salary, (ii) the annual incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) any employment agreement, severance arrangement and change in control agreement/provision, (v) any signing bonus or payment of relocation costs and (vi) any other significant benefits, compensation or arrangements not available to employees generally.  One of the Compensation Committee’s objectives shall be to use compensation to align the interests of the executive officers with the long-term interests of the Company’s stockholders, thereby incentivizing management to increase stockholder value;

•
Reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and the executive officers of the Company, evaluating performance in light thereof, and considering factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals;

•	Acting as Administrator of the Company’s equity compensation plans for its employees;

•
Providing oversight of the Company’s overall compensation plans and benefits programs and making recommendations to the Board with respect to improvements or changes to such plans or the adoption of new plans when appropriate;

•	Evaluating, on a periodic basis, the competitiveness of (i) the compensation of the CEO and the executive officers of the Company and (ii) the Company’s overall compensation plans;

•	Evaluating director compensation, consulting with outside consultants and/or with the management when appropriate, and making recommendations to the Board regarding director compensation;

•
Reviewing and making recommendations to the Board with respect to the Directors’ stock option grants under the Company’s equity compensation plans and any proposed amendments thereto, subject to obtaining stockholder approval of any amendments as required by the Preferred Stockholder agreements, applicable law or, if applicable, the Nasdaq Rules;

Related Duties and Authority

•	Reviewing its own charter and processes on an annual basis;

•
Consulting with the management and, when appropriate, with outside consultants to assist in the evaluation of executive officer compensation and approving the consultants’ fees and other retention terms.  The Compensation Committee may also obtain advice and assistance from internal or external legal, accounting or other advisors; and

•
If required, reviewing and discussing with management the Company’s Compensation Discussion and Analysis included in the Company’s annual public filings, and producing a report on executive compensation for inclusion in the Company’s annual public filings that complies with the rules and regulations of the Securities and Exchange Commission and any other applicable rules and regulations.

MEETINGS:

The Compensation Committee shall meet as often as may be deemed necessary or appropriate, in its judgment, in order to fulfill its responsibilities.  The Compensation Committee may meet either in person or telephonically, and at such times and places as the Compensation Committee determines.  The Compensation Committee may establish its own meeting schedule, which it will provide to the Board.  The Compensation Committee may invite to its meetings other Board members, Company management and such other persons as the Compensation Committee deems appropriate in order to carry out its responsibilities.  The CEO may not be present during voting or deliberations regarding CEO compensation.

MINUTES:

The Compensation Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS:

The Compensation Committee shall make regular reports to the full Board on the actions and recommendations of the Compensation Committee.

COMPENSATION:

Members of the Compensation Committee shall receive such fees, if any, for their service as Compensation Committee members as may be determined by the Board in its sole discretion.

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